                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*

                      Valor Communications Group, Inc.
   ----------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
   ----------------------------------------------------------------------
                       (Title of Class of Securities)

                                 920255-10-6
          --------------------------------------------------------
                               (CUSIP Number)

                              December 31, 2005
   ----------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      / /   Rule 13d-l(b)
      /x/   Rule 13d-l(c)
      / /   Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1
                                 of 9 Pages

                                SCHEDULE 13G

CUSIP NO. 920255-10-6                                     Page 2 of 9 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citicorp Venture Capital Ltd.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) /   /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                              New York

--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                              0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                            0

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                         0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER                       0

          WITH:
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0

--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     /   /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0.0%

--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                            OO

--------------------------------------------------------------------------------

                                SCHEDULE 13G

CUSIP NO. 920255-10-6                                     Page 3 of 9 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citibank, N.A.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) /   /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware

--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                              0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                            0

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                         0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER                       0

          WITH:
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0

--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     /  /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            0.0%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             BK

--------------------------------------------------------------------------------

                                SCHEDULE 13G

CUSIP NO. 920255-10-6                                     Page 4 of 9 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citicorp Holdings Inc.*
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) /   /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware
--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                              0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                            0

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                         0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER                       0

          WITH:
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0

--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     /  /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0.0%

--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC

--------------------------------------------------------------------------------
* Prior to the merger of Citigroup Holdings Company ("Citigroup Holdings") and Citicorp with and into Citigroup Inc. effective August 1, 2005 (the "Merger"), (i) Citicorp was the sole stockholder of Citibank, N.A.,
    (ii) Citigroup Holdings was the sole stockholder of Citicorp and
    (iii) Citigroup Inc. was the sole stockholder of Citigroup Holdings. Upon completion of the Merger, Citicorp Holdings Inc. became the sole stockholder of Citibank, N.A.

                                SCHEDULE 13G

CUSIP NO. 920255-10-6                                     Page 5 of 9 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citigroup Inc.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) /   /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware

--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                              0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                      232,875

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                         0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER                 232,875

          WITH:
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     232,875

--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     /  /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0.3%

--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC

--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Valor Communications Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               201 E. John Carpenter Freeway, Suite 200
               Irving, Texas 75062

Item 2(a).     Name of Person Filing:

               Citicorp Venture Capital Ltd. ("CVC"),
               Citibank, N.A. ("Citibank"),
               Citicorp Holdings Inc. ("CHI")
               Citigroup Inc. ("Citigroup")

Item 2(b).     Address of Principal Office or, if none, Residence:

               The address of the principal office of CVC, Citibank, CHI and Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               CVC is a New York corporation.

               Citibank is a National Banking Association.

               CHI and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               920255-10-6

                                   Page 6
                                 of 9 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

              (a)   [ ]   Broker or dealer registered under Section 15 of the
                          Act (15 U.S.C. 780);

              (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act 15
                          U.S.C.78c);

              (c)   [ ]   Insurance company as defined in Section 3(a)(19) of
                          the Act (15 U.S.C. 78c);

              (d)   [ ]   Investment company registered under Section 8 of
                          the Investment Company Act of 1940 (15 U.S.C. 80a-8);

              (e)   [ ]   Investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

              (f)   [ ]   Employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g)   [ ]   Parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h)   [ ]   Savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i)   [ ]   Church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j)   [ ]   Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J).

Item 4.       Ownership. (as of December 31, 2005)

              (a)   Amount beneficially owned: See item 9 of cover pages.

              (b)   Percent of class: See item 11 of cover pages

              (c)   Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote:

                    (ii)  Shared power to vote or to direct the vote:

                    (iii) Sole power to dispose or to direct the disposition
                          of:

                    (iv) Shared power to dispose or to direct the disposition of:

                    See Items 5-8 of cover pages

                                   Page 7
                                 of 9 Pages

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Citibank is the sole stockholder of CVC.

              Citigroup is the sole stockholder of CHI.

              Prior to the Merger, (i) Citicorp owned all of the outstanding common stock of Citibank, (ii) Citigroup Holdings owned all of the outstanding common stock of Citicorp and (iii) Citigroup owned all of the outstanding common stock of Citigroup Holdings. Upon completion of the Merger, CHI became the sole stockholder of Citibank.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.


                                   Page 8
                                 of 9 Pages

Item 10.    Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 10, 2006



                                      CITICORP VENTURE CAPITAL LTD.


                                      By: /s/ Anthony P. Mirra
                                      ------------------------------------
                                      Name:  Anthony P. Mirra
                                      Title: Vice President and Assistant
                                             Secretary

                                      CITIBANK, N.A.


                                      By: /s/ Ali L. Karshan
                                      ------------------------------------
                                      Name:  Ali L. Karshan
                                      Title: Assistant Secretary

                                      CITICORP HOLDINGS INC.


                                      By: /s/ Ali L. Karshan
                                      ------------------------------------
                                      Name:  Ali L. Karshan
                                      Title: Assistant Secretary

                                      CITIGROUP INC.


                                      By: /s/ Ali L. Karshan
                                      ------------------------------------
                                      Name:  Ali L. Karshan
                                      Title: Assistant Secretary


                                   Page 9
                                 of 9 Pages

                        EXHIBIT INDEX TO SCHEDULE 13G

                        -----------------------------

EXHIBIT 1

---------

Agreement among CVC, Citibank, CHI and Citigroup as to joint filing of Schedule 13G